Exhibit 99.1

FOR IMMEDIATE RELEASE

STARZ REPORTS SECOND QUARTER 2013 FINANCIAL RESULTS

Englewood, Colo. - August 1, 2013 — Starz (NASDAQ: STRZA, STRZB) today reported second quarter 2013 results.  Highlights include (1):

•                  Achieved revenue increases of 29%, Adjusted OIBDA(2)  of 19% and operating income of 16%

•                  Increased STARZ subscriptions by 5% and ENCORE subscriptions by 3% to 21.8 million and 35.1 million, respectively since June 30, 2012

•                  Since March 31, 2013, increased STARZ subscriptions by 1% while ENCORE subscriptions were essentially flat

•                  56.9 million combined subscriptions; leads U.S. premium television category

•                  Entered into new long-term affiliation agreement with Time Warner Cable

•                  Reached 52 million HHs with STARZ PLAY and ENCORE PLAY nationwide

•                  Recent launches by Time Warner Cable, Bright House, and Cablevision

•                  Greenlit  new STARZ Original series “Outlander” with Sony Pictures Television for air in 2014

•                  Greenlit  new STARZ Original series “Power” from executive producer Curtis “50 Cent” Jackson for air in 2014

•                  Repurchased 4.1 million shares from May 1 to July 31, 2013; since trading began on January 14, 2013, Starz has repurchased 4.2% of its outstanding shares

•                  Entered into major movie library agreements with Twentieth Century Fox and MGM

Chris Albrecht, Starz Chief Executive Officer said, “Starz delivered solid operational and financial performance in the second quarter.  We achieved a new all-time subscriber high at STARZ with nearly 22 million subscribers. We are also very pleased with the new, multi-year multi-platform distribution agreement with Time Warner Cable.  Opportunities exist to grow our premium business with Time Warner Cable, and the subsequent launch of STARZ PLAY and ENCORE PLAY will assist in those efforts.  Our plan for original programming is increasing in both quality and scale thanks to the recent greenlight of both ‘Outlander’ and ‘Power,’ with both dramatic series expected to have their STARZ premieres in 2014.  With ‘The White Queen’ debuting this month and drawing strong buzz domestically and abroad, we are well positioned to continue momentum with our original programming heading into 2014 where five series are now scheduled to air on our flagship network, led off by ‘Black Sails’ which we have already renewed for a second season.”

Revenue increased 29% to $517.4 million and Adjusted OIBDA increased 19% to $129.5 million for the second quarter.  Operating income increased 16% to $116.1 million.

At Starz Networks, certain contractual terms under affiliation agreements with two distributors resulted in a one-time recognition of $18.6 million of previously deferred revenue.  Revenue at Starz Distribution increased as a result of an increase in the number and performance of titles distributed for The Weinstein Company (“TWC”).  A decrease in inter-segment eliminations also contributed to the increase in revenue.  Lower revenue at Starz Animation partially offset these increases due to fewer projects in production at the company’s Film Roman studio.

The increase in Adjusted OIBDA for the quarter was primarily due to the recognition of deferred revenue by Starz Networks and the increase in the number and performance of TWC titles distributed by Starz Distribution as mentioned above. Such increases were partially offset by an increase in advertising and marketing costs due to the premiere of two original series during the 2013 quarter as compared to one series in the 2012 quarter, increased cooperative marketing efforts with our distributors and marketing costs associated with the TWC titles.  Fewer projects in production at the company’s Film Roman studio and lower inter-segment eliminations also offset the Starz Networks and Starz Distribution increases.

In addition to the changes in Adjusted OIBDA described above, operating income was impacted by an increase in stock compensation expense during the quarter.

Cash paid for investment in films and television programs decreased 26% to $49.3 million for the quarter.  The decrease was due to timing of payments for certain TWC titles and timing of cash spend related to our original programming.

Share Repurchases

From May 1, 2013 through July 31, 2013, 4.1 million shares of Series A common stock (NASDAQ: STRZA) were purchased at an average cost per share of $22.75 for total cash consideration of $92.7 million.  Since trading began on January 14, 2013, Starz has repurchased 4.2% of our outstanding shares.

FOOTNOTES

(1)         Starz CEO, Christopher Albrecht, will discuss these highlights and other matters during the Starz earnings conference call which will begin at 12:00 p.m. (ET) on August 1, 2013.  For information regarding how to access the call, please see “Important Notice” later in this document.

(2)         For a definition of Adjusted OIBDA and applicable reconciliation see Non-GAAP Financial Measures and Schedule 1 below.

NOTES

•                  Unless otherwise noted, the foregoing discussion compares financial information for the three months ended June 30, 2013 to the same period in 2012.

•                  In January 2013, Starz (formerly known as Liberty Media Corporation (“Old LMC”)) completed the spin off (the “LMC Spin-Off”) of its wholly-owned subsidiary Liberty Media Corporation (formerly known as Liberty Spinco, Inc. (“Liberty Media”)) in a tax-free manner through the distribution, by means of a dividend, of shares of Liberty Media’s common stock to holders of Old LMC common stock.  In this distribution, each holder of a share of Old LMC common stock received one share of the corresponding series of Liberty Media common stock.  Following the LMC Spin-Off, Starz retained the businesses of its wholly-owned subsidiary, Starz, LLC, and all other businesses, assets and liabilities of Old LMC are included in Liberty Media.  Unless the context otherwise requires, Old LMC is used when events or circumstances being described occurred prior to the LMC Spin-Off and Starz is used when events or circumstances being described occurred following the LMC Spin-Off.

•                  In accordance with generally accepted accounting principles (“GAAP”), Liberty Media was determined to be the accounting successor to Old LMC for financial reporting purposes following the LMC Spin-Off due to the relative significance of Liberty Media to Starz (which is the legal spinnor) and the continued involvement of Old LMC’s senior management with Liberty Media following the LMC Spin-Off.  Accordingly, the historical financial statements of Old LMC prior to the LMC Spin-Off will continue to be the historical financial statements of Liberty Media and Starz’s historical financial information is deemed to be the financial information of Starz, LLC.  The financial statements of Starz reflect Starz, LLC on a historical cost basis.  Starz, LLC is the only directly owned subsidiary of Starz which in turn owns either directly or indirectly various operating subsidiaries.  Starz is a holding company with no assets or liabilities of its own or operations other than those of Starz, LLC.  Accordingly, the financial position, results of operations, comprehensive income and cash flows of Starz and Starz, LLC are identical.

•                  In connection with the LMC Spin-Off, Starz, LLC distributed $1.8 billion in cash to Old LMC which was funded by a combination of cash on hand and $550.0 million of borrowings under Starz, LLC’s senior secured revolving credit facility.  The $1.8 billion was paid as follows: $100.0 million on July 9, 2012, $250.0 million on August 17, 2012, $50.0 million on September 4, 2012, $200.0 million on November 16, 2012 and $1.2 billion on January 10, 2013.  Such distributed cash was contributed to Liberty Media prior to the LMC Spin-Off. Additionally, in connection with the LMC Spin-Off, Starz, LLC distributed its Englewood, Colorado corporate office building and related building improvements to Old LMC (and Old LMC transferred such building and related improvements to Liberty Property Holdings, Inc. (“LPH”), a subsidiary of Liberty Media) and then leased back the use of such facilities from LPH. Following the LMC Spin-Off, Liberty Media and Starz operate independently, and neither have any stock ownership, beneficial or otherwise, in the other.

SUPPLEMENTAL INFORMATION

As a supplement to Starz’s condensed consolidated statements of operations, to be included in its Form 10-Q, the following is a presentation of quarterly financial information and operating metrics for the periods indicated.

Please see definition of Adjusted OIBDA below and a discussion of why management believes the presentation of Adjusted OIBDA provides useful information for investors.  Schedule 1 to this press release provides a reconciliation of Adjusted OIBDA to operating income for the same periods, as determined under GAAP.

QUARTERLY SUMMARY

(amounts in millions)	2Q12	3Q12	4Q12	1Q13	2Q13
Starz Networks	$318.9	$317.9	$315.8	$315.8	$340.0
Starz Distribution (1)	76.2	75.0	97.0	76.2	171.9
Starz Animation	10.1	10.1	10.9	7.5	6.6
Eliminations	(2.6)	(2.0)	(1.5)	(0.2)	(1.1)
Revenue	$402.6	$401.0	$422.2	$399.3	$517.4

Starz Networks	$98.9	$111.6	$121.1	$114.4	$116.5
Starz Distribution	9.4	(3.7)	(19.8)	2.6	14.5
Starz Animation	(0.2)	(0.4)	(0.4)	(0.6)	(0.8)
Eliminations	0.4	0.6	0.5	0.1	(0.7)
Adjusted OIBDA	$108.5	$108.1	$101.4	$116.5	$129.5

Operating income	$100.3	$99.5	$85.6	$104.9	$116.1

Starz Networks	$30.9	$47.4	$69.1	$33.6	$23.1
Starz Distribution	35.6	18.5	20.0	24.4	26.2
Total IFT (2)	$66.5	$65.9	$89.1	$58.0	$49.3

Subscription units — STARZ	20.7	20.8	21.2	21.6	21.8
Subscription units — ENCORE	34.2	34.3	34.8	35.1	35.1

(1) Includes the following home video net sales	$40.9	$54.7	$78.3	$49.8	$126.3
(2) Cash paid for investment in films and television programs

CASH AND DEBT

The following presentation is provided to separately identify cash and debt information.

(amounts in millions)	3/31/2013	6/30/2013
Cash	$17.9	$30.9

Debt:
Bank facility	$235.0	$257.0
5% senior notes	678.4	678.3
Transponder capital lease	33.8	32.8
Building capital lease	44.7	44.5
Total debt	$991.9	$1,012.6

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, together with a reconciliation to operating income, as determined under GAAP.  We define Adjusted OIBDA as: revenue less programming costs, production and acquisition costs, home video cost of sales, operating expenses, and selling, general and administrative expenses. Our chief operating decision maker uses this measure of performance in conjunction with other measures to evaluate our operating segments’ performance and make decisions about allocating resources among our operating segments. We believe that Adjusted OIBDA is an important indicator of the operational strength and performance of our operating segments, including each operating segment’s ability to assist in servicing our debt and to fund investments in films and television programs. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between operating segments and identify strategies to improve performance. This measure of performance excludes stock compensation and depreciation and amortization that are included in the measurement of operating income pursuant to GAAP. Accordingly, Adjusted OIBDA should be considered in addition to, but not as a substitute for, operating income, income before income taxes, net income, net cash provided by operating activities and other measures of financial performance prepared in accordance with GAAP.  Please see Schedule 1 below for applicable reconciliation.

SCHEDULE 1

The following table provides a reconciliation of Adjusted OIBDA for Starz to its operating income calculated in accordance with GAAP for the three months ended June 30, 2012, September 30, 2012, December 31, 2012, March 31, 2013 and June 30, 2013, respectively.

(amounts in millions)	2Q12	3Q12	4Q12	1Q13	2Q13
Adjusted OIBDA	$108.5	$108.1	$101.4	$116.5	$129.5
Stock compensation	(3.6)	(3.6)	(10.2)	(7.2)	(9.0)
Depreciation and amortization	(4.6)	(5.0)	(5.6)	(4.4)	(4.4)
Operating income	$100.3	$99.5	$85.6	$104.9	$116.1

Starz

Consolidated Balance Sheets

 (Amounts in thousands, except share and per share amounts)

(Unaudited)

	June 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$30,854	$749,774
Restricted cash	63,817	—
Trade accounts receivable, net of allowances of $37,719 and $35,045	242,061	241,415
Program rights, net	377,690	340,005
Deferred income taxes	5,081	990
Other current assets	37,364	44,727
Total current assets	756,867	1,376,911
Program rights	384,794	338,684
Investment in films and television programs, net	141,468	181,673
Property and equipment, net of accumulated depreciation of $100,059 and $110,882	91,180	96,280
Deferred income taxes	7,969	12,222
Goodwill	131,760	131,760
Other assets, net	41,106	38,520
Total assets	$1,555,144	$2,176,050

Liabilities and Equity
Current liabilities:
Current portion of debt	$4,792	$4,134
Trade accounts payable	5,547	6,162
Accrued liabilities	391,139	256,062
Due to affiliate	—	39,519
Deferred revenue	11,704	24,574
Total current liabilities	413,182	330,451
Debt	1,007,818	535,671
Other liabilities	9,171	7,784
Total liabilities	1,430,171	873,906
Stockholders’ equity:
Preferred stock, $.01 par value. Authorized 50,000,000 shares; no shares issued	—	—
Series A common stock, $.01 par value. Authorized 2,000,000,000 shares; issued and outstanding 108,456,436 and 111,722,828 shares at June 30, 2013 and the LMC Spin-Off, respectively	1,084	—
Series B common stock, $.01 par value. Authorized 75,000,000 shares; issued and outstanding 9,880,238 and 9,882,238 shares at June 30, 2013 and the LMC Spin-Off, respectively	99	—
Additional paid-in capital	506,652	—
Accumulated other comprehensive loss, net of taxes	(4,507)	—
Accumulated deficit	(371,090)	—
Member’s interest	—	1,311,951
Total stockholders’ equity	132,238	1,311,951
Noncontrolling interests in subsidiaries	(7,265)	(9,807)
Total equity	124,973	1,302,144
Commitments and contingencies
Total liabilities and equity	$1,555,144	$2,176,050

Starz

Consolidated Statements of Operations

(Amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue:
Programming networks and other services	$391,081	$361,627	$740,569	$728,878
Home video net sales	126,340	40,935	176,169	78,648
Total revenue	517,421	402,562	916,738	807,526

Costs and expenses:
Programming costs (including amortization)	165,353	179,304	311,324	340,253
Production and acquisition costs (including amortization)	113,267	39,372	153,057	75,448
Home video cost of sales	15,095	10,668	30,216	21,228
Operating expenses	12,437	12,953	25,122	26,375
Selling, general and administrative	81,762	51,789	150,982	108,906
Stock compensation	9,058	3,653	16,312	6,235
Depreciation and amortization	4,353	4,552	8,769	8,807
Total costs and expenses	401,325	302,291	695,782	587,252

Operating income	116,096	100,271	220,956	220,274

Other income (expense):
Interest expense, net of amounts capitalized	(11,331)	(4,449)	(21,559)	(9,330)
Other income (expense), net	(508)	(98)	(1,993)	4,167
Income before income taxes	104,257	95,724	197,404	215,111

Income tax expense	(38,222)	(26,116)	(73,166)	(66,308)

Net income	66,035	69,608	124,238	148,803

Net income attributable to noncontrolling interests	(2,148)	(883)	(2,486)	(2,296)

Net income attributable to stockholders	$63,887	$68,725	$121,752	$146,507

Basic net income per common share	$0.54	$0.57	$1.02	$1.22
Diluted net income per common share	$0.52	$0.57	$0.98	$1.22
Weighted average number of common shares outstanding:
Basic	118,362	119,996	119,139	119,996
Diluted	123,339	120,091	123,717	120,091

Starz

Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	Six Months Ended June 30,
	2013	2012
Operating activities:
Net income	$124,238	$148,803
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,769	8,807
Amortization of program rights	288,377	319,083
Program rights payments	(227,514)	(280,601)
Amortization of investment in films and television programs	128,250	64,628
Investment in films and television programs	(107,346)	(129,122)
Stock compensation	16,312	6,235
Payments of long term incentive plan	(3,195)	(27,707)
Deferred income taxes	12,687	1,307
Other non-cash items	6,504	(13,350)
Changes in assets and liabilities:
Current and other assets	(59,944)	6,649
Due to affiliate	(39,519)	(15,231)
Payables and other liabilities	(6,545)	(27,768)
Net cash provided by operating activities	141,074	61,733

Investing activities — purchases of property and equipment	(3,125)	(2,255)

Financing activities:
Borrowings of debt	988,500	—
Payments of debt	(560,273)	(2,036)
Debt issuance costs	(2,344)	(381)
Distributions to Old LMC	(1,200,000)	—
Repurchases of common stock	(81,807)	—
Minimum withholding of taxes related to stock compensation	(1,581)	—
Excess tax benefit from stock compensation	842	—
Settlement of derivative instruments	—	3
Net cash used in financing activities	(856,663)	(2,414)

Effect of exchange rate changes on cash and cash equivalents	(206)	11

Net increase (decrease) in cash and cash equivalents	(718,920)	57,075
Cash and cash equivalents:
Beginning of period	749,774	1,099,887
End of period	$30,854	$1,156,962

IMPORTANT NOTICE

•                  Starz (NASDAQ: STRZA, STRZB) CEO, Chris Albrecht will discuss Starz’s financial performance, and may discuss future opportunities in a conference call which will begin at 12:00 p.m. (ET) on August 1, 2013.  The call can be accessed by dialing (877) 591-4953 or (719) 325-4867 at least 10 minutes prior to the start time.  Replays of the conference call can be accessed through 6:00 p.m. (ET) on August 8, 2013, by dialing (888) 203-1112 or (719) 457-0820 plus the passcode 9956112#.  The call will also be broadcast live via the Internet and archived on our website.  To access the webcast go to http://ir.starz.com/events.cfm.  Links to this press release will also be available on the Starz website.

•                  This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, new service and product launches including original content programming, new distribution platforms for our programming, the continuation of our stock repurchase plans and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, market acceptance of new products or services, the timely launch of our original programming, the cooperation of our distributors in marketing our services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Starz and changes in law and market conditions conducive to stock repurchases. These forward-looking statements speak only as of the date of this press release, and Starz expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Starz’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Starz, including the most recent Forms 10-K and 10-Q, for additional information about Starz and about the risks and uncertainties related to Starz’s business which may affect the statements made in this press release.

About Starz

Starz (NASDAQ: STRZA, STRZB) is a leading integrated global media and entertainment company with operating units that provide premium subscription video programming on domestic U.S. pay television channels (Starz Networks), global content distribution (Starz Distribution) and animated television and movie production (Starz Animation), www.starz.com.

Starz Networks is a leading provider of premium subscription video programming through the flagship STARZ® and ENCORE® pay TV networks which showcase premium original programming and movies to U.S. multichannel video distributors, including cable operators, satellite television providers, and telecommunications companies.  As of June 30, 2013, STARZ and ENCORE serve a combined 56.9 million subscribers, including 21.8 million at STARZ, and 35.1 million at ENCORE, making them the largest pair of premium flagship channels in the U.S.  STARZ® and ENCORE®, along with Starz Networks’ third network MOVIEPLEX®, air over 1,000 movies monthly across 17 linear networks, complemented by On Demand and authenticated online offerings through STARZ PLAY, ENCORE PLAY, and MOVIEPLEX PLAY. Starz Distribution develops, produces and acquires entertainment content, distributing it to consumers globally on DVD, digital formats and traditional television.  Starz Distribution’s home video, digital media and worldwide distribution business units distribute original programming content produced by Starz, as well as entertainment content for itself and third parties.  Starz Animation produces animated TV and movie content for studios, networks, distributors and audiences worldwide.

###

Contacts:

Courtnee Ulrich	Theano Apostolou
Investor Relations	Corporate Communications
(720) 875-5420	(424) 204-4052
courtnee.ulrich@starz.com	theano@starz.com